Exhibit 99.1

(Regs. 4,5,6,9,13 & 14)

(ss. 7(2), 11, 13, & 14)

Money Lenders Ordinance (Chapter 163)	Case No.: ESMP002270/2015

Money Lenders Licence	No. 1319/2015

Licence is granted this 3rd day of December 2015     to

GUSHEN CREDIT LIMITED

to carry on business as a money lender at Room 1612, 16th Floor, Silvercord Tower 2, 30 Canton Road, Tsim Sha Tsui, Kowloon.

for a period of 12 months from the 3rd day of December 2015.

This licence shall, unless earlier suspended or revoked, cease to have effect on 4th December 2016.

This licence is subject to conditions set out herein.

CONDITIONS

1.	The Chinese version of any advertisement issued or published by the money lender for the purpose of the money lender's business as a money lender must clearly show the Chinese characters immediately followed by the number of the money lender's licence.

2	(a)	The money lender and his debt collectors shall not try to recover debts, whether directly or indirectly, from anyone unless such person is in law indebted to him.

(b)	The money lender shall take all practicable steps and measures to ensure that personal data collected in the course of his business are protected against unauthorized or accidental access, processing, erasure or other use by any debt collectors, and shall at all times comply with the Personal Data (Privacy) Ordinance. Cap 486, Laws of Hong Kong, in the collection, use, holding and processing of such information or personal data.

(c)	The money lender and his debt collectors shall not, while trying to locate the whereabouts of debtors, harass anyone, adopt unlawful or improper debt collection practices.

(d)	The money lender shall, so far as reasonably practicable, maintain and monitor proper systems and procedures for handling complaints and/or inquiries relating to the loans lent by him in the ordinary course of business and the debt collection activities arising therefrom.

(e)	The money lender shall, so far as reasonably practicable, keep updated and accurate records of the debt collection activities of his debt collectors during the term of the licence.

3.	All books, records and documents of the money lending business of the Company must be kept on the premises specified in the licence.

Signed
Presiding Member, Licensing Court